Mark Griffin, Investors mark.griffin@alliancebernstein.com	Jennifer Casey, Media jennifer.casey@alliancebernstein.com

AllianceBernstein Announces Appointment of Todd Walthall to its Board of Directors

NASHVILLE, September 27, 2021 -- AllianceBernstein L.P. ("AB") and AllianceBernstein Holding L.P. ("AB Holding") today announced that Todd Walthall has joined the board of directors at AllianceBernstein as an independent member. His appointment is effective as of September 21, 2021 and he will sit on the Audit and Risk Committee.

“Todd brings to the board a deep expertise in the customer experience space having devoted a large portion of his career to understand how to best meet the needs of customers. I am confident his perspective will help to advance AB’s business and culture," said Seth Bernstein, president and chief executive officer of AllianceBernstein.

Mr. Walthall is Executive Vice President of Enterprise Growth at UnitedHealth Group where he is accountable for accelerating growth through key partnerships and integrated solutions. He has held numerous leadership roles throughout his career, including, most recently, Executive Vice President and Chief Operating Officer at Blue Shield of California, a non-profit health plan with more than $20 billion in annual revenue where he led sales, marketing, technology and customer experience.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.

As of June 30, 2021, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.3% of AllianceBernstein and Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 64.4% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.